Exhibit (16)
SCUDDER INTERNATIONAL FUND, INC.
Power of Attorney
We, the undersigned Directors of Scudder Emerging Markets Fund (the “Fund”), hereby severally constitute and appoint Daniel O. Hirsh, John Millette and Caroline Pearson, and each of them singly, our true and lawful attorney and agent, with full power to them and to each of them, to sign for us, and in our names and in the capacities indicated below, any Registration Statement on Form N-14 for the Fund and any and all amendments (including pre-effective and post-effective amendments) to said Registration Statements and to file the same with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them acting alone, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratify and confirm all that said attorneys or any of them may lawfully do or cause to be done by virtue thereof.
WITNESS my hand and seal on the date set forth below.

SIGNATURE	TITLE	DATE

/s/ Dawn-Marie Driscoll
Dawn-Marie Driscoll	Chairman of the Board; Director	July 25, 2005

/s/ Henry P. Becton, Jr.
Henry P. Becton, Jr.	Director	July 25, 2005

/s/ Keith R. Fox
Keith R. Fox	Director	July 25, 2005

/s/ Jean Gleason Stromberg
Jean Gleason Stromberg	Director	July 25, 2005

/s/ Carl W. Vogt
Carl W. Vogt	Director	July 25, 2005